Exhibit 10.1

PERSONAL AND CONFIDENTIAL

Howard Siegel

652 S. Irena Avenue

Redondo Beach, Ca 90277

This Employment Agreement (“Agreement”) is entered into as of the 23rd day of July, 2015, by and between Howard Siegel (“Siegel”) and Cherokee Inc., a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of the Company believes it to be in the Company’s best interest to enter into an employment agreement with Howard Siegel, pursuant to the terms of this Agreement, and Siegel desires to accept such terms of employment;

WHEREAS, subject to the terms and conditions set forth herein, the Company and Siegel wish to set forth their understanding regarding the mutual rights, obligations and responsibilities of Siegel and the Company in connection with Siegel’s senior executive position with the Company; and

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Siegel agree as follows:

General Responsibilities:  Subject to the supervision of the CEO of the Company, Siegel shall serve as the Company’s President and Chief Operating Officer and Corporate Secretary (“President & COO”).

Management Titles:  During the Term, the CEO and Board of Directors of the Company have appointed Siegel as President & COO with all the powers and authorities as are customarily vested as such in a publicly-traded company such as the Company.  Such duties shall include, but not be limited to, in concert with the CEO, the development and submission to the Board for approval of an annual fiscal year operating budget, strategic plans, acquisitions, satellite offices, organizational structure, new and existing business, legal aspects (related to trademarks and existing and new business license agreement and acquisition agreements) as well as Trademarks and Patents as outlined in detail on the below Job Description.  However, the nature and priorities of Siegel’s responsibilities may change from time to time as necessary to be in concert with the Company’s business needs.

Base Compensation: – Siegel shall receive base compensation of $425,000 per annum ($16,346.16 due and payable on a bi-weekly basis in accordance with the Company’s regularly established payroll practice.)  Base Compensation will be subject to increase for each fiscal year of the Company; subject to the sole and absolute discretion of the CEO and Board of Directors.

Performance Bonus: – For each fiscal year during the Term, Executives shall be eligible to receive a performance bonus based on the level of achievement of the Company’s EBITDA for such fiscal year relative to the achievement of the Company’s EBITDA target for such fiscal year.  The bonus plan shall be consistent with the calculation as noted in the CEO’s restated employment agreement.  The target bonus shall be 30% of his then Base Compensation and may increase or decrease between 120% and 80% based upon the EBITDA target.

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Benefits:

Insurance:  The Company shall and hereby covenants to, at its own expense to: (i) maintain directors and officers liability insurance policies covering Siegel, with coverage and amounts as determined by the Board of Directors of the Company; and (ii) provide or reimburse Siegel (but not his dependents) for health and disability insurance in amounts comparable to those afforded to other officers of the Company.

401K:  Employees are eligible to participate in the Company’s 401K Plan and based upon your continual employment within the company your 401K benefit will be applicable immediately.  The company provides a matching contribution up to 4% of an employee’s base salary (subject to a maximum), and such contribution is immediately vested.

Termination:  Siegel’s employment with Company shall be “At Will” at all times.  The Company may terminate Siegel’s employment with the Company at any time, without advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees.  Similarly, Siegel may terminate his employment with the Company at any time for any reason or no reason at all.  If Siegel’s employment is terminated for reasons other than for “Cause”, by Death or by Disability then Siegel will receive severance payments in the form of twelve (12) months of salary continuation, plus any earned but unpaid compensation and benefits for the respective periods, provided that for the salary continuation Siegel first sign a release agreement in the form and substance reasonably satisfactory to the Company within forty five (45) days following his termination of employment.  Severance payments shall commence on the sixtieth (60th) day following the termination of employment, provided the release required in the preceding sentence has become effective.  Upon termination of Siegel’s employment, Siegel shall be deemed to have resigned from all offices and directorships then held with the Company.  Following any termination of employment, Siegel shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees.  Siegel shall also cooperate with the Company in the defense of any action brought by any third party naming the Company that relates to his employment with the Company.

Siegel acknowledges and agrees that in his role as President and COO, he shall acquire confidential and proprietary information belonging to the Company.  To preserve and protect this information the assets of the Company, Siegel agree that during the period of his employment by the Company he will not, without the Company’s express written consent, engage in any employment or business activity other than for the Company, and for the period of your employment by the Company he will not; (i) induce any employee of the Company’s to leave the employ of the Company; or (ii) solicit the business of any client or customer of the Company (other than on behalf of the Company).  Siegel further agree that, after the date of termination of his employment with the Company, he will not: (i) use or disclose to others the Company’s proprietary  information for any purpose at any time; or (ii) engage in any acts of unfair competition, including but not limited to use or disclosure of the Company’s trade secrets for the benefit of or to any competitor, or (iii) for (1) year after the date of termination of his employment by the Company, solicit for hire any associate or key consultant of the Company with whom Siegel became familiar or otherwise gained any knowledge while he was employed by The Company.

Change of Control:

In the event that (i) a Change in Control Event occurs or (ii) the Company terminates Siegel’s employment without Cause or eliminates Siegel’s position within 3 months prior to a Change of Control Event, then all of Siegel’s unvested equity (including but not limited to options, restricted awards and performance awards) shall immediately vest.

In the event that the Company terminates Siegel’s employment without Cause or eliminates Siegel’s position within 3 months prior to or 12 months following a Change in Control Event, the severance provisions under “Termination” above shall not apply and, in their place, provided Siegel first signs a release agreement in the form and substance reasonably satisfactory to the Company within forty five (45) days following his termination of employment and

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provided that the release agreement has become effective by the sixtieth (60th) day following termination, then the Company shall:

1)           Pay Siegel twelve (12) months of annualized base salary as salary continuation commencing on the sixtieth (60th) day following his termination  and

2)           Pay Siegel any guaranteed or earned but unpaid bonus amount in lump sum on the sixtieth (60th) day following termination (or, if later, following the Change of Control Event);

3)           Pay for the continuation of Siegel’s health care coverage under COBRA for twelve (12) months; and

Compliance with Section 409A:

Notwithstanding anything to the contrary in this offer letter, no severance pay or benefits to be paid or provided to Siegel, if any, pursuant to this offer letter or otherwise that are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder (“Section 409A”) will be paid or otherwise provided until Siegel has had a “separation from service” within the meaning of Section 409A.  Similarly, no severance payable to Siegel, if any, that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1, 409A-1(b)(9) will be payable until Siegel has had a “separation from service” within the meaning of Section 409A.  Each payment and benefit payable under this offer letter is intended to constitute a separate payment for purposes of Section 1, 409A-2(b)(2) of the Treasury Regulations.

If Siegel is a “specified employee” within the meaning of Section 409A at the time of his “separation from service” (within the meaning of Section 409A), then amounts of severance that is considered deferred compensation within the meaning of Section 409A that would otherwise be payable within the six (6) month period following his separation from service will be paid in a lump sum on the date six (6) months and one (1) day following the date of his separation from service (or the next business day if such date is not a business day).  All subsequent such payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if Siegel dies following his separation from service, but prior to the six (6) month anniversary of his separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of his death and all other such payments will be payable in accordance with the payment schedule applicable to each payment or benefit.

Definitions:

For purposes hereof, a “Change of Control Event” means the sale, transfer, merger or disposition of all or substantially all of the assets or stocks of the Company, by way of contribution, reorganization, share exchange, stock purchase or sale, asset purchase or sale, or other form of corporate transaction, provided that in each case the event also qualifies as a “change in control event” under Section 409A.

For purposes hereof, the term “Cause” shall mean any of the following; (i) Siegel’s conviction of, or plea of guilty to, a felony or crime involving moral turpitude; (ii) Siegel’s personal dishonesty directly affecting the Company; (iii) Siegel’s willful misconduct or gross negligence; (iv) Siegel’s breach of fiduciary duty to the Company; (v) Siegel’s commission of an act of fraud, embezzlement, or misappropriation against the Company; or (vi) Siegel’s failure to substantially perform his duties as the President and COO of the Company.

“Disability” shall mean that Siegel is unable to carry out the responsibilities and functions of the position held by him by reason of any physical or mental impairment for more than one hundred and twenty (120) days in any twelve (12) month period.  If Siegel suffers from a Disability, then, to the extent permitted by law, the Company may terminate his employment.  The Company shall pay to you all compensation to which are entitled up through the date of termination, and thereafter all obligations of the Company under this Agreement shall cease.  Siegel will not be entitled to any severance payments.  Nothing in this letter shall affect Siegel’s rights under any disability plan in which he is a participant.

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This Agreement supersedes any prior representations or agreements with regards to the subject matter herein, whether written or oral.  This letter may be modified only in an express writing signed by Siegel and the Chief Executive Officer of the Company.

/s/ Howard Siegel	/s/ Henry Stupp

Howard Siegel	Henry Stupp
President & COO	CEO

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JOB DESCRIPTION

Title:	President and COO	FLSA Class:	Exempt
Status Type:	Full Time	Reports To:	CEO

I.  Corporate

Strategic Plans / Budgets

a.             Increase shareholder value

b.            Implement the strategic visions, goals and objectives of the organization (as approved by the Board)

c.             Give direction and leadership toward the achievement of the organization’s goals and objectives

d.           Create / present yearly budget for Board approval and prudently manage organization’s resources within those budget guidelines.

e.             Monitor and adjust as needed

Acquisitions / JV’s

a.             Lead due diligence process

b.            Assist CFO with financial modeling process

c.             Lead legal process (with outside counsel)

d.           Lead revenue, proforma & budget process with CFO

e.             Assist CFO in Financing options

f.              Monitor the proper integration of brand acquisitions & JV’s

Satellite Offices

a.             The strategic planning & timing to open offices

b.            Staffing & budgeting

c.             Effective integration & communication

II.  Organizational Structure / Staff Development

a.             Define org structure with CEO & CFO

b.            Effectively manage the human resources of the organization

1.            Interview / procure talent

2.            Insure proper job descriptions

3.            Insure consistent messages & cross pollination throughout the organization (on-going learning environment)

4.            Utilize technology to enhance internal and external communication and productivity

5.            Employee reviews

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III.  New Business Development

a.             the licensing (negotiating and closing license agreements) of existing brands we own or are representing

b.            negotiating terms for new brands to represent or purchase for license in the U.S. and/or internationally and the subsequent licensing of the brand

c.             negotiating retailer representations to secure specific brands

IV.  Existing Business Development

a.             Oversee/Insure the complete and proper integration of the strategic planning process as it relates to each account

b.            Increase adoption rate

c.             Effective development and utilization of the CDG

d.           Interact with relevant senior executives as needed on key accounts

e.             Oversee/Insure all contractual and non-contractual requirements for Licensee and Licensor.

f.              Insure the integration of retail analytics

g.            Review financial results by licensee with organization on a monthly/quarterly basis

V.  Legal (contracts, amendments, other; in concert with outside counsel as needed)

a.             Preparation

b.            Negotiations

c.             Modifications

d.           Review

e.             Finalization (Close)

VI.  Trademarks and Patents

a.             Maintenance

b.            Registrations

c.             Oppositions

d.           Piracy Protection

e.             Graphics review

/s/ Howard Siegel	Date:	7/23/2015
Signature: Howard Siegel

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